AMENDMENT NO. 1

                                       TO

                      AMENDED AND RESTATED LOAN AGREEMENT

          THIS AMENDMENT NO. 1 to Amended and Restated Loan Agreement
( Amendment ) is made and entered into as of the 28th day of December, 1996 by and between KENTUCKY ELECTRIC STEEL, INC., a Delaware corporation with principal office and place of business in Boyd County, Kentucky (the
 Borrower ), and NATIONAL CITY BANK OF KENTUCKY, a national banking association with principal office and place of business in Louisville, Kentucky (the Bank ).

P R E                L I M I N A R Y  S T A T E M E N T :

          A. Pursuant to that certain Amended and Restated Loan Agreement dated as of November 1, 1995, between the Borrower and the Bank (as amended, supplemented or otherwise modified from time to time, the Amended and Restated Loan Agreement ), the Bank has established in favor of Borrower a revolving line of credit in the amount of $23,000,000.

          B. Pursuant to the terms of an Agreement to Extend Maturity Date dated August 28, 1996, the Bank exercised its option (set forth in Section 2.1B of the Amended and Restated Loan Agreement and in Paragraph 1 of the Amended and Restated Working Capital Line of Credit Note) to extend the stated maturity date of the Working Capital Line of Credit for a one
(1) year period to and including January 31, 1998.

          C. Pursuant to the terms of Section 2.4C of the Amended and Restated Loan Agreement, the Borrower has elected to permanently reduce in part the Working Capital Commitment from $23,000,000 to $16,000,000.

          D. The Borrower has requested that the Bank agree to modifications of certain covenants contained in the Amended and Restated Loan Agreement, and the Bank is willing to do so on the terms and conditions hereafter set forth.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein and for other good and valuable consideration, the mutuality, receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. Definitions. All capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Amended and Restated Loan Agreement.

     2. Amendments to Amended and Restated Loan Agreement. The Amended and Restated Loan Agreement is hereby amended as follows:

          2.1. Section 6 of the Amended and Restated Loan Agreement is amended to add the following Section 6.12:

               6.12. Covenant to Secure Working Capital Line of Credit. In the event the outstanding balance of Working Capital Loans exceeds $13,500,000 (exclusive of outstanding Letters of Credit), the Borrower shall take such steps as are reasonably necessary to grant the Bank a security interest in substantially all its assets, such that the Amended and Restated Working Capital Line of Credit Note shall be, in accordance with the terms of the Amended and Restated Loan Agreement and of the Senior Note Agreement, secured equally and ratably with the Senior Notes.

          2.2. Section 7.8 of the Amended and Restated Loan Agreement is hereby amended to read in its entirety as follows:

          7.8 Fixed Charges Coverage Ratio. The Borrower will not permit, as at each Fiscal Quarter end, the ratio of its Consolidated Cash Flow Available for Fixed Charges to Fixed Charges to be less than:

               (i) the amounts shown below for the eight-Fiscal Quarter period ended on each respective Fiscal Quarter end listed below:

               Fiscal Quarter End                 Ratio

               December 28, 1996                  2.0 to 1.0
               March 29, 1997                     1.5 to 1.0
               June 28, 1997                      1.2 to 1.0
               September 27, 1997                 1.0 to 1.0
               December 27, 1997                  1.0 to 1.0
               March 29, 1998                     1.0 to 1.0
               June 27, 1998                      1.0 to 1.0
               September 26, 1998                 1.2 to 1.0

               (ii) 2.0 to 1.0 for the four-Fiscal Quarter period ended on each Fiscal Quarter end thereafter.

          2.3. Section 7.9 of the Amended and Restated Loan Agreement is amended to read in its entirety as follows:

          7.9. Minimum Consolidated Adjusted Net Worth. (i) at all times prior to the earlier of December 26, 1998 and the date on which the ratio of Consolidated Cash Flow Available for Fixed Charges to Fixed Charges for the immediately preceding period of four Fiscal Quarters, calculated at the end of such Fiscal Quarter, is greater than or equal to 2.0 to 1.0, the Borrower will not permit its Consolidated Adjusted Net Worth to be less than $30,000,000; and (ii) at all other times, the Borrower will not permit its Consolidated Adjusted Net Worth to be less than $25,000,000.

     3. Voluntary Reduction of Working Capital Commitment. Pursuant to the provisions of Section 2.4C of the Amended and Restated Loan Agreement, the Borrower hereby gives the Bank written notice of its intention to, effective on February 7, 1997, permanently reduce in part the Working Capital Commitment from $23,000,000 to $16,000,000.

     4. Conditions to Effectiveness. This Amendment shall become effective as of December 28, 1996, when and only when the Bank shall have received this Amendment executed by the Borrower and shall have returned an executed copy to the Borrower.

     5.   Effect on the Amended and Restated Loan Agreement.

          (a) Upon the effectiveness of Section 2 hereof, each reference in the Amended and Restated Loan Agreement to this Agreement,
 hereunder,   hereof,   herein  or words of like import shall mean and be a
reference to the Amended and Restated Loan Agreement as amended hereby.

          (b) Except as specifically amended herein, the Amended and Restated Loan Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.

          (c) The Borrower and the Bank acknowledge and agree that, subject to extension thereof as provided in Section 2.1B of the Amended and Restated Loan Agreement, the Working Capital Line of Credit Termination Date in effect as of the date of this Amendment is January 31, 1998.

     6. Counterparts. This Amendment may be executed by the parties hereto in one or more counterparts, each of which taken together shall be deemed to constitute one and the same instrument.
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          IN WITNESS WHEREOF, this Amendment No. 1 has been duly executed as of the day and year first written above.


                         KENTUCKY ELECTRIC STEEL, INC.



                         By:    /s/ William J. Jessie
                         Name:  William J. Jessie
                         Title: Vice President and Chief
                                Executive Officer




                         NATIONAL CITY BANK OF KENTUCKY



                         By:  /s/ V. T. Larimore, Jr.
                              Name:  V. T. Larimore, Jr.
                              Title:    Vice President


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